Exhibit 16.1

Company contact:	OTC. Pink Sheets: DNTK
(847) 705-2135

DAUPHIN TECHNOLOGY INC. APPOINTS TANNER LC AS ITS

INDEPENDENT ACCOUNTING FIRM.

FOR IMMEDIATE RELEASE

PALATINE, IL, March 8, 2005 - Dauphin Technology, Inc. (OTC.PinkSheets:DNTK) announced today that its Board of Directors has engaged Tanner LC as its registered independent public accounting firm to conduct the audits for the Company. The Company’s plans are to become current with its audited financial statements for the year 2004 as well as prior years 2002 and 2003.

“Becoming current with our financial statements will enable us to return to our prior status of being a fully reporting company as well as allow us to proceed with our plans of reorganization”, stated Mr. Andrew Kandalepas, CEO/Chairman of Dauphin Technology Inc.

Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitations, changes in product demand, the availability of products, change in competition, economic conditions, various risks due to changes in market conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports